News Release 144 Nov, 14, 2012	Liberty Star Uranium & Metals Corp. LBSR: OTCQB LBVN: Frankfurt
FOR IMMEDIATE RELEASE	http://www.libertystaruranium.com/

Gold Copper Explorer Liberty Star Signs New Agreement with Northern Dynasty Minerals Ltd, Southwest Alaska

TUCSON, Ariz.–(Nov 14, 2012) Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(LBSR: OTCQB) is pleased to announce it has signed a binding loan settlement agreement  (the “Agreement”) with Northern Dynasty Minerals Ltd. (“Northern Dynasty” or “NDM”) (NDM:TSX, NAK: NYSE MKT). The Agreement calls for the settlement of Liberty Star’s entire debt to Northern Dynasty, termination of the JV negotiations between the two companies,   transfer of a portion of the Company’s Big Chunk properties to Northern Dynasty and a new border for Liberty Star’s land position on the Big Chunk Super Project, south block.  This effectively releases the need to raise approximately $5 million dollars to repay the NDM note as well as releasing all pledged collateral.  We will now move forward unencumbered.

The relationship between the Company and Northern Dynasty originated in 2010 as an agreement in which Northern Dynasty acquired 60.7 KM or 13% of Liberty Star’s land on the Big Chunk Super Project (“BCSP”) for $1,000,000, loaned to Liberty Star an additional $3,000,000, and proposed a definitive earn in option and binding joint venture agreement. The initial 2010 document provided that the loan would be secured by the Company’s Big Chunk Super Project property in Alaska and accrued interest at 10% per annum (NR 95).  Further interim loans were made by Northern Dynasty to Liberty Star over the past two years.

According to the newly signed loan settlement agreement the balance of the loan (US$3,730,174 in principal, plus $872,543 accrued interest) from Northern Dynasty is completely discharged and Northern Dynasty’s right to earn in the remaining property is terminated. As settlement, Northern Dynasty’s subsidiary U5 Resources receives 199 Alaska mining claims within the south block of the Big Chunk Super Project.  Liberty Star, through its Alaska subsidiary Big Chunk Corp, retains 229 Alaska mining claims (55 sq. miles) within the BCSP’s south block.  Liberty Star also retains all claims within the BCSP North Block (184 Alaska mining claims). The transaction is scheduled to close by the end of November.

States Liberty Star CEO/Chief Geologist Jim Briscoe “This is an important breakthrough that satisfies both parties – a win – win situation.  We retain a major land position in the Big Chunk south claim block including eight drill targets indicated by geochem and enhanced ZTEM data, as well as geology and aeromagnetics.  Our work of this past summer covers assessment work for two assessment years.  We will be able to continue exploration at Big Chunk within the redrawn south block in our normal methodical, scientific way. Also, as we approach potential JV partners we do it as a debt free company.  This will be particularly helpful in going forward with our Tombstone, Arizona Hay Mountain Project, which is undergoing an archaeological survey, part of the permitting process.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com
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Forward Looking Statements

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that we will close our agreement with Northern Dynasty and become debt free .Factors which may delay or prevent these forward-looking statements from being realized include; we may not be able to agree on final terms with Northern Dynasty; or raise sufficient funds to remain debt free.  Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.